                                  [LETTERHEAD]

                                                                    EXHIBIT 99.1

CONTACTS:

FINANCIAL/INVESTORS
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

MEDIA
Kim George (City National) 310-888-6665
Denis Wolcott (Stoorza Communications) 213/891-2822


FOR IMMEDIATE RELEASE



                    CITY NATIONAL CORPORATION REPORTS RECORD
                  NET INCOME OF $34.2 MILLION FOR THIRD QUARTER


   22% RISE MARKS 25TH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR DOUBLE-DIGIT NET
                                 INCOME GROWTH

LOS ANGELES, OCT. 12, 2000 -- City National Corporation (NYSE: CYN), parent corporation of wholly owned City National Bank, today reported record net income of $34.2 million for the third quarter of 2000, a 22 percent increase from net income of $28.1 million in the third quarter of 1999, and a 2 percent increase from $33.4 million in the second quarter of 2000. Cash net income, which excludes the amortization of core deposit intangibles and goodwill from acquisitions, increased 27 percent to $37.9 million for the third quarter of 2000 from $29.8 million for the third quarter of 1999, and rose 2 percent from $37.2 million in the second quarter of 2000.

Net income per diluted common share of $0.70 per share increased 17 percent, compared with $0.60 per share in the third quarter of 1999, and 3 percent above the $0.68 per diluted common share reported for the 2000 second quarter. Slightly over $0.01 per diluted common share in the third quarter of 2000 was attributable to the net effect of a non-recurring gain on the sale of securities and closure costs for two banking offices. Cash net income per diluted common share rose 20 percent to $0.77, compared with $0.64 per diluted common share for the third quarter of 1999 and $0.76 per diluted common share for the second quarter of 2000. Management expects earnings per diluted common share for the fourth quarter to be within the current range of analysts' projections of $0.67 to $0.70 per diluted common share as reflected in First Call.

City National Corporation achieved record net income of $98.6 million for the first nine months of 2000, an increase of 23 percent over net income of $80.2 million for the first nine months of 1999. Cash net income for the first nine months of 2000 rose 28 percent to $108.9 million from $84.9 million for the 1999 comparable period. Net income per diluted common share for the first nine months of 2000 increased by 20 percent to $2.04 per diluted common share, from $1.70 per diluted common share in the first nine months of 1999. Cash net income per diluted common share rose to $2.25, compared with $1.81 per diluted common share for the first nine months of 1999. These results reflect the integration of The Pacific Bank, N.A., acquired in February 2000, and American Pacific State Bank, acquired in August 1999.

"City National has achieved its 25th consecutive quarter of year-over-year, double-digit growth in net income by delivering solid across-the-board gains in new clients, loans, deposits, and noninterest income. We are particularly pleased with the 27 percent growth in our earnings on a cash basis," said Russell Goldsmith, CEO of City National Corporation. "City National's compelling competitive capabilities and position as the premier private and business bank headquartered in California enable us to generate this consistent, quality earnings growth.

"We are doing this while investing in the people, technology, and facilities--such as our new Palo Alto office--that will contribute to our future growth," he added. "At the same time, City National is also enhancing its strong balance sheet and substantially reducing the size of its syndicated non-relationship loan portfolio, while maintaining strong loan reserves."


RETURN ON ASSETS/RETURN ON EQUITY

The corporation's return on average assets in the third quarter of 2000 was 1.55 percent, compared with 1.72 percent in the 1999 third quarter and 1.58 percent in the 2000 second quarter. The quarter's decrease reflects the corporation's larger asset base and the impact on net income of amortizing the higher level of goodwill resulting from recent acquisitions. The return on average shareholders' equity was 19.63 percent, compared with 19.94 percent for the prior-year quarter and 20.37 percent for the second quarter of this year. The decline is attributable, in part, to an increase in retained earnings and lower unrealized losses on securities during the third quarter of 2000. For the first nine months of 2000, the return on average assets was 1.58 percent and the return on average shareholders' equity was 20.25 percent, compared with a 1.71 percent return on average assets and a 19.08 percent return on average shareholders' equity for the first nine months of 1999.

On a cash basis (which excludes goodwill and the after-tax impact of nonqualifying core deposit intangibles from average assets and average shareholders' equity), the return on average assets in the third quarter of 2000 was 1.75 percent, compared with 1.83 percent in the third quarter of 1999. The return on average shareholders' equity rose to 29.13 percent, compared with
22.88 percent for the prior-year quarter. On a cash basis, for the first nine months of 2000, the return on average assets was 1.79 percent and the return on average shareholders' equity was 30.09 percent, compared with a 1.83 percent return on average assets and a 22.47 percent return on average shareholders' equity for the first nine months of 1999.


ASSETS

Total average assets reached a record $8.8 billion in the third quarter of 2000, an increase of 35 percent over the $6.5 billion in average assets in the third quarter of 1999 and $0.2 billion higher than the second quarter of 2000. For the nine months ended September 30, 2000, total average assets increased 33 percent to $8.3 billion, compared with $6.3 billion for the same period a year ago. Total assets at September 30, 2000 were $8.9 billion, compared with total assets of $6.9 billion at September 30, 1999, and total assets of $8.7 billion at June 30, 2000.


LOANS

Average loans rose to $6.4 billion during the third quarter of 2000, an increase of 32 percent over the third quarter of 1999. Average loans increased 2 percent over the 2000 second quarter. Year-over-year loan growth was driven primarily by increases in commercial loans and real estate commercial mortgages. Compared with the year-ago quarter, commercial loan average balances rose 27 percent from $2.6 billion to $3.3 billion. Real estate commercial mortgage averages rose 65 percent from $0.9 billion to $1.4 billion compared with the year-ago quarter, largely as a result of loans added through acquisitions. Growth in all other loan categories contributed to the increase in average loans over the prior year and sequential quarters. For the first nine months of 2000, average loans increased 32 percent to $6.2 billion from $4.7 billion for the first nine months of 1999.

Total loans at September 30, 2000 were $6.4 billion, compared with $5.2 billion at September 30, 1999 and $6.3 billion at June 30, 2000. The increase from June 30, 2000 was primarily driven by an increase in commercial relationship loans.

Syndicated non-relationship loans declined $202 million, or 38 percent, during the first nine months of 2000, to $335 million at September 30, 2000, and represented approximately 5 percent of the loan portfolio at September 30, 2000, compared with almost 10 percent at December 31, 1999. The average outstanding loan balance in the syndicated non-relationship portfolio at September 30, 2000 is just under $4.0 million, which represents about two-thirds of the average commitment amount. The decline in syndicated non-relationship lending is expected to continue as the corporation emphasizes relationships with clients who are offered the full array of its products, including loans, deposits, and fee-based services such as cash management, international, and wealth management.

Management expects that the continued strength in California's economy and its plans for continued marketing efforts will result in consistent growth in relationship loans during the fourth quarter.


DEPOSITS

Average deposits rose during the third quarter of 2000 to $6.5 billion, an increase of 36 percent over the third quarter of 1999, and an increase of 4 percent over the 2000 second quarter. During the first nine months of 2000, average deposits increased 35 percent to $6.2 billion, compared with $4.6 billion for the same period a year ago.

Deposits totaled $6.9 billion at September 30, 2000, compared with $5.3 billion at September 30, 1999, and $6.4 billion at June 30, 2000. Demand deposits accounted for 40 percent of total deposits.

In prior years, year-end core deposit levels have typically increased from third quarter balances due to seasonal factors. Management expects similar results in 2000.


NET INTEREST INCOME

As a result of the strong loan and core deposit growth and a higher prime rate compared with the year-earlier period, net interest income on a fully taxable-equivalent basis rose 28 percent to $107.3 million in the third quarter compared with $83.9 million for the same quarter of 1999. The negative impact of the reversal of income on loans moving to nonaccrual status and lower interest recovered on nonaccrual and charged-off loans, slightly offset by the benefit of having one more day in this quarter, contributed to the decline in third quarter results compared with the $107.8 million for the second quarter of 2000. Interest recovered on nonaccrual and charged-off loans was $0.8 million for the third quarter of 2000, compared with $0.8 million for the third quarter of 1999 and $1.3 million for the second quarter of 2000.

For the first nine months of 2000, net interest income on a fully taxable-equivalent basis totaled $310.4 million, an increase of 28 percent over $242.8 million for the first nine months of 1999. Interest recovered in the first nine months of 2000 was $3.1 million, compared with $4.9 million for the same period of 1999.

The fully taxable-equivalent net interest margin was 5.32 percent for the quarter ended September 30, 2000, and 5.46 percent for the first nine months of 2000, compared with 5.57 percent and 5.58 percent for the comparable periods of 1999. The reduction in average demand deposits between sequential quarters and the higher level of interest income not recognized on nonaccrual loans contributed 8 and 7 basis points, respectively, to the reduction of the margin between the second and third quarters of 2000. In addition, the net interest margin between the second and third quarters was reduced by 6 basis points by higher balances on short-term investment securities in the regulated investment company subsidiary. (See Income Taxes below.)

Management expects its net interest margin in the fourth quarter to improve modestly from the third quarter, in part due to anticipated seasonal increases in core deposits and a decrease in the level of investment securities.


NONINTEREST INCOME

Noninterest income continued its strong, across-the-board growth, with recurring noninterest income increasing 27 percent to $26.8 million for the third quarter 2000 over the same quarter of 1999. Recurring noninterest income in the third quarter was essentially unchanged from the second quarter, largely as a result of unusually strong levels of other income recorded in the second quarter of 2000. The $77.6 million in recurring noninterest income for the first nine months of 2000 represented a 33 percent increase over the $58.3 million for the same period in 1999.

All categories of recurring noninterest income were higher in the current periods of 2000 compared with the year-earlier periods, reflecting City National's continued emphasis on growing fee income. Investment services and trust fees rose as a result of a strong cross-selling program to existing customers, as well as direct-sales activities focused on new customers by City National Investments (CNI), a division of City National Bank.

Assets under administration in CNI were $16.7 billion at September 30, 2000, including $5.3 billion under management, compared with $13.5 billion and $3.8 billion, respectively, at September 30, 1999, and $15.5 billion and $5.2 billion at June 30, 2000. The increase in assets under management over the year-earlier period is primarily attributable to the CNI Charter Funds introduced in 1999 and 2000.

International services income rose significantly as a result of increased foreign-exchange fees and, to a lesser extent, an increase in fee income associated with letters of credit and standby letters of credit.

Gains on the sale of assets and securities amounted to $1.7 million and $2.0 million for the third quarter and first nine months of 2000, respectively, compared with gains of $2.1 million and $5.7 million for the same periods a year earlier. Noninterest income was 21 percent of total revenues for the first nine months of both 2000 and 1999.

Management expects consistent growth in CNI and international income and moderate growth in other categories during the 2000 fourth quarter compared with the year ago period.

NONINTEREST EXPENSE

Third quarter results benefited from a reduction in noninterest expense to $74.0 million compared with $76.1 million in the second quarter of 2000. The decline in expenses is, in part due to the completed integration of The Pacific Bank, N.A., as well as management's continued emphasis on achieving greater efficiencies and productivity. Noninterest expense was $61.4 million in the third quarter of 1999. Noninterest expense for the first nine months of 2000 increased by $44.0 million to $219.1 million, compared with $175.1 million for the first nine months of 1999.

The year-over-year increase in expenses was primarily the result of the corporation's growth, including expenses associated with additional offices and a substantial number of new colleagues--mostly from acquisitions--as well as the amortization of goodwill and core deposit intangibles. Third-quarter 2000 results included $0.8 million of severance and excess space provisions relating to the previously announced closure of two banking offices scheduled to be completed at the end of the year. Salaries and other employee benefits increased by $6.3 million, or 18 percent, over the third quarter of 1999; they decreased by $1.1 million, or 3 percent, compared with the second quarter of 2000. All other expenses increased $6.3 million, or 23 percent, from the third quarter of 1999, but decreased $1.0 million, or 3 percent, from the second quarter of 2000.

City National currently anticipates that fourth quarter noninterest expenses will increase modestly over the third quarter due to continued growth, moderated by management's emphasis on enhancing efficiency and productivity.


INCOME TAXES

The effective tax rate in the third quarter of 2000 was 33.7 percent and the rate for the first nine months was 34.4 percent compared with 35.4 percent for all of 1999. The lower tax rate is due primarily to the impact of the formation of a regulated investment company subsidiary. The long-term plan for the regulated investment company is currently under review.

Management, however, expects its effective tax rate to remain at the current year-to-date rate for the balance of this year.


CREDIT QUALITY

City National recorded a provision for credit losses of $7.0 million in the third quarter of 2000. The 2000 year-to-date provision totaled $11.0 million. City National reported no credit loss provisions in the year-earlier periods. The provision for credit losses during the first nine months reflects the levels of net charge-offs and nonaccrual loans, management's ongoing assessment of credit quality of the portfolio and the 24 percent year-over-year growth of the loan portfolio. The level of provision for credit losses to be taken in the fourth quarter will reflect management's assessment of the above factors, as well as the economic environment. Based on management's current assessment of these factors, the provision should approximate the amount taken in the third quarter.

Loan charge-offs for the third quarter of 2000 were $9.8 million, slightly higher than the $8.9 million in the second quarter of this year and $2.3 million ahead of the $7.5 million reflected a year ago. For the same periods, net charge-offs were $8.3 million, $4.0 million and $4.6 million, respectively, as the benefit from recoveries continued to decline in relation to past levels. As a percentage of average loans, net charge-offs were 0.13 percent, 0.06 percent and 0.09 percent for the three months ended September 30, 2000, June 30, 2000, and September 30, 1999, respectively.

Slightly more than half of the net charge-offs in the quarter and in the year-to-date period were for syndicated non-relationship loans. As previously noted, the corporation's exposure to syndicated non-relationship loans continues to decrease.

Total nonperforming assets (nonaccrual loans and ORE) were $47.0 million, or
0.73 percent, of total loans and ORE at September 30, 2000, compared with $21.5 million, or 0.41 percent, at September 30, 1999, and $35.5 million, or 0.56 percent, at June 30, 2000. Two syndicated non-relationship loans totaling $13.9 million moved to nonaccrual status this quarter. Total syndicated non-relationship loans on nonaccrual status were $17.2 million at September 30, 2000 compared with none a year ago and $3.3 million at June 30, 2000. Relationship loans on nonaccrual were $10.4 million higher than a year ago but declined by $2.1 million from June 30, 2000 levels.

The allowance for credit losses at September 30, 2000 totaled $139.2 million, or
2.17 percent of outstanding loans. This compares with an allowance of $139.0 million, or 2.69 percent of outstanding loans, at September 30, 1999, and an allowance of $140.5 million, or 2.21 percent of outstanding loans, at June 30, 2000. The allowance for credit losses as a percentage of nonaccrual loans was 297 percent at September 30, 2000, compared with 720 percent at September 30, 1999 and 401 percent at June 30, 2000. Management believes the allowance for credit losses is adequate to cover risks inherent in the portfolio at September 30, 2000.


CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at September 30, 2000 were 10.88 percent and 7.85 percent, compared with the capitalization ratios of 10 and 6 percent required for an institution to be classified as "well-capitalized." The corporation's Tier 1 leverage ratio of 6.41 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratio were 10.56 percent, 7.49 percent and 6.19 percent, respectively, at June 30, 2000.

STOCK REPURCHASE

Since the current stock buyback program of one million common shares was announced on July 29, 1999, 731,100 shares have been repurchased at a cost of $23.5 million. No shares were repurchased in the third quarter of 2000. The shares purchased under the buyback program have been reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were no Treasury shares at September 30, 2000.


ABOUT CITY NATIONAL

City National Corporation is a publicly owned corporation with $8.9 billion in total assets whose stock is traded on the New York Stock Exchange under the symbol "CYN." The corporation's wholly owned subsidiary, City National Bank, is the premier independent private and business bank with headquarters in California. City National Bank, which provides banking, trust and investment services, has 50 California offices located throughout Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura counties, and a loan production office in Sacramento.

For more information about the corporation, the corporation's Web page is at http://www.cnb.com. This news release contains forward-looking statements about the corporation for which the corporation claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the corporation's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) an economic slowdown in California, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the corporation's market, (5) higher-than-expected credit losses and (6) possible changes in the plans for the registered investment company subsidiary.

For a more complete discussion of these risks and uncertainties, see the corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

Earnings Release
October 12,  2000
p. 9

CITY NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED) (DOLLARS IN THOUSANDS,
EXCEPT PER SHARE AMOUNT)

                                                                                           SEPTEMBER 30,
                                                                            ------------------------------------------------
                                                                                 2000              1999         % CHANGE
                                                                            ---------------   ---------------   ------------
Assets
      Cash and due from banks                                               $      393,669    $      307,549         28
      Securities                                                                 1,660,082         1,060,431         57
      Federal funds sold                                                            30,000            60,000        (50)
      Loans (net of allowance for credit
         losses of $139,195 and $139,015)                                        6,287,597         5,032,909         25
      Other assets                                                                 542,607           474,727         14
                                                                            ---------------   ---------------
         Total assets                                                       $    8,913,955    $    6,935,616         29
                                                                            ===============   ===============

Liabilities and Shareholders' Equity
      Noninterest-bearing deposits                                          $    2,743,717    $    2,296,288         19
      Interest-bearing deposits                                                  4,129,796         3,014,449         37
                                                                            ---------------   ---------------
         Total deposits                                                          6,873,513         5,310,737         29
      Federal funds purchased and securities sold
         under repurchase agreements                                               132,750           137,498         (3)
      Other short term borrowed funds                                              740,638           551,725         34
      Subordinated debt                                                            123,594           123,405          -
      Other long-term debt                                                         205,000           180,000         14
      Other liabilities                                                            127,802            71,863         78
                                                                            ---------------   ---------------
         Total liabilities                                                       8,203,297         6,375,228         29
      Shareholders' equity                                                         710,658           560,388         27
                                                                            ---------------   ---------------
         Total liabilities and shareholders' equity                         $    8,913,955    $    6,935,616         29
                                                                            ===============   ===============

      Book value per share                                                  $        14.88    $        12.34         21

      Number of shares at period end                                            47,765,807        45,417,366          5


CONSOLIDATED STATEMENT OF INCOME (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                            FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                       SEPTEMBER 30,
                                                         ----------------------------------  -----------------------------------
                                                            2000         1999     % CHANGE      2000         1999     % CHANGE
                                                         ------------ ----------- ---------  ----------- ------------ ----------
Interest income                                            $ 170,927   $ 119,149         43   $ 477,070    $ 341,011       40
Interest expense                                             (66,926)    (37,847)        77    (176,178)    (105,917)      66
                                                         ------------ -----------            ----------- ------------
Net interest income                                          104,001      81,302         28     300,892      235,094       28
Provision for credit losses                                   (7,000)          -        N/M     (11,000)           -      N/M
                                                         ------------ -----------            ----------- ------------
Net interest income after provision for credit losses         97,001      81,302         19     289,892      235,094       23
Noninterest income                                            28,522      23,165         23      79,555       63,997       24
Noninterest expense                                          (73,984)    (61,369)        21    (219,143)    (175,104)      25
                                                         ------------ -----------            ----------- ------------
Income  before taxes                                          51,539      43,098         20     150,304      123,987       21
Income taxes                                                 (17,378)    (15,015)        16     (51,690)     (43,797)      18
                                                         ------------ -----------            ----------- ------------
Net income                                                 $  34,161   $  28,083         22   $  98,614    $  80,190       23
                                                         ============ ===========            =========== ============
Net income per share, basic                                $    0.72   $    0.61         18   $    2.09    $    1.75       19
                                                         ============ ===========            =========== ============
Net income per share, diluted                              $    0.70   $    0.60         17   $    2.04    $    1.70       20
                                                         ============ ===========            =========== ============
Dividends paid per share                                   $    0.18   $    0.17          6   $    0.53    $    0.50        6
                                                         ============ ===========            =========== ============


Cash net income                                            $  37,853   $ 29,792          27   $ 108,907    $  84,947       28
                                                         ============ ===========            =========== ============
Cash net income per share, basic                           $    0.79   $   0.65          22   $    2.31    $    1.86       24
                                                         ============ ===========            =========== ============
Cash net income per share, diluted                         $    0.77   $   0.64          20   $    2.25    $    1.81       24
                                                         ============ ===========            =========== ============

Shares used to compute per share net income, basic        47,694,471  45,664,000             47,092,720   45,767,496

Shares used to compute per share net income, diluted      49,082,476  46,689,954             48,351,733   47,048,988

Earnings Release
October 12, 2000
p. 10

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION  (UNAUDITED)  (DOLLARS IN THOUSANDS)

PERIOD END                                                                                  SEPTEMBER 30,
                                                                            ------------------------------------------------
                                                                                 2000              1999          % CHANGE
                                                                            ---------------   ---------------   ------------
Loans
      Commercial  (a)
         Relationship                                                          $ 2,920,518       $ 2,196,659          33
         Syndicated non-relationship                                               334,626           497,243         (33)
                                                                            ---------------   ---------------
                                                                                 3,255,144         2,693,902          21
      Residential first mortgage                                                 1,254,557         1,121,683          12
      Real estate commercial mortgage                                            1,438,814           974,867          48
      Real estate construction                                                     408,749           328,422          24
      Installment                                                                   69,528            53,050          31
                                                                            ---------------   ---------------
         Total loans                                                           $ 6,426,792       $ 5,171,924          24
                                                                            ===============   ===============

      (a)Commercial relationship loans were $2,782,611 and syndicated non-relationship loans were $442,293 at June 30, 2000

Deposits
      Noninterest bearing                                                      $ 2,743,717       $ 2,296,288          19
      Interest-bearing, core                                                     2,514,552         1,907,435          32
                                                                            ---------------   ---------------
         Total core deposits                                                     5,258,269         4,203,723          25
      Time deposits - $100,000 and over                                          1,615,244         1,107,014          46
                                                                            ---------------   ---------------
         Total deposits                                                        $ 6,873,513       $ 5,310,737          29
                                                                            ===============   ===============

Nonaccrual loans and ORE  (b)
      Relationship loans                                                       $    29,717       $    19,316          54
      Syndicated non-relationship loans                                             17,166                 -         N/M
                                                                            ---------------   ---------------
                                                                                    46,883            19,316         143
      ORE                                                                              133             2,134         (94)
                                                                            ===============   ===============
         Total nonaccrual loans and ORE                                        $    47,016       $    21,450         119
                                                                            ===============   ===============

      Loans past due 90 days or more on accrual status                         $     5,375       $     5,151           4
                                                                            ===============   ===============

      Restructured loans on accrual status                                     $     2,411       $     2,586          (7)
                                                                            ===============   ===============

       (b)Nonaccrual loans were $35,077 at June 30, 2000 including $31,793 of relationship loans and $3,284 of syndicated non-relationship loans

                                                    FOR THE THREE MONTHS ENDED                FOR THE NINE MONTHS ENDED
ALLOWANCE FOR CREDIT LOSSES                                 SEPTEMBER 30,                            SEPTEMBER 30,
                                               ----------------------------------------   ---------------------------------------
                                                   2000          1999        % CHANGE        2000          1999        % CHANGE
                                               ------------  ------------  ------------   -----------   -----------  ------------
Beginning balance                                $ 140,484     $ 140,185          -        $ 134,077     $ 135,339         (1)
      Additions from acquisitions                        -         3,415       (100)           9,927         3,415        191
      Provision for credit losses                    7,000             -        N/M           11,000             -        N/M
      Charge-offs  (c)
         Relationship loans                         (5,060)       (7,483)       (32)         (15,241)      (10,102)        51
         Syndicated non-relationship loans          (4,690)            -        N/M           (8,922)            -        N/M
                                               ------------  ------------                 -----------   -----------
                                                    (9,750)       (7,483)        30          (24,163)      (10,102)       139
      Recoveries                                     1,461         2,898        (50)           8,354        10,363        (19)
                                               ------------  ------------                 -----------   -----------
         Net (charge-offs) recoveries               (8,289)       (4,585)        81          (15,809)          261        N/M
                                               ------------  ------------                 -----------   -----------
Ending Balance                                   $ 139,195     $ 139,015          -        $ 139,195     $ 139,015          -
                                               ============  ============                 ===========   ===========

Net (charge-offs) recoveries to average loans        (0.13)%       (0.09)%       44            (0.26)%        0.01%       N/M

      (c)Charge-offs in the second quarter 2000 were $8,265 in relationship loans and $589 in syndicated non-relationship loans

Earnings Release
October 12, 2000
p. 11

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION (UNAUDITED) (DOLLARS IN THOUSANDS
EXCEPT PER SHARE AMOUNTS)

                                                           FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                        SEPTEMBER 30,
                                                       -----------------------------------  -------------------------------------
                                                          2000           1999    % CHANGE        2000         1999      % CHANGE
                                                       ------------  ----------- ---------  ------------- ------------  ---------
AVERAGE BALANCES
Loans
      Commercial                                       $ 3,271,184   $ 2,575,814      27     $ 3,175,687  $ 2,499,067        27
      Residential first mortgage                         1,245,026     1,072,815      16       1,226,347    1,042,781        18
      Real estate commercial mortgage                    1,416,387       859,944      65       1,298,368      794,976        63
      Real estate construction                             430,538       304,777      41         403,868      274,247        47
      Installment                                           67,336        52,666      28          64,199       50,089        28
                                                       ------------  ------------           ------------- ------------
         Total loans                                   $ 6,430,471   $ 4,866,016      32     $ 6,168,469  $ 4,661,160        32
                                                       ============  ============           ============= ============

Securities                                             $ 1,558,339   $ 1,083,670      44     $ 1,383,686  $ 1,105,441        25
Interest-earning assets                                  8,017,627     5,982,452      34       7,598,986    5,802,437        31
Assets                                                   8,757,790     6,491,294      35       8,316,702    6,271,829        33
Core deposits                                            5,000,742     3,821,962      31       4,865,363    3,731,321        30
Deposits                                                 6,501,125     4,785,516      36       6,153,048    4,574,421        35
Shareholders' equity                                       692,436       558,693      24         650,464      561,784        16

NONINTEREST INCOME
      Service charges on deposit accounts              $     5,888   $     4,531      30     $    17,194  $    12,696        35
      Investment services                                    6,831         5,474      25          19,164       14,413        33
      Trust fees                                             5,197         4,442      17          15,646       13,307        18
      International services                                 3,967         2,479      60          11,024        6,865        61
      Bank owned life insurance                                646           574      13           1,924        1,654        16
      Other                                                  4,256         3,550      20          12,643        9,323        36
                                                       ------------  ------------           ------------- ------------
         Subtotal - recurring                               26,785        21,050      27          77,595       58,258        33
      Gain on sale of securities, loans and assets           1,737         2,115     (18)          1,960        5,739       (66)
                                                       ------------  ------------           ------------- ------------
         Total                                         $    28,522   $    23,165      23     $    79,555  $    63,997        24
                                                       ============  ============           ============= ============

NONINTEREST EXPENSE
      Salaries and other employee benefits             $    40,506   $    34,191      18     $   120,944  $    99,017        22
                                                       ------------  ------------           ------------- ------------
      All Other
      Professional                                           5,047         5,107      (1)         16,738       14,818        13
      Net occupancy of premises                              7,235         4,753      52          17,783       12,725        40
      Information services                                   3,369         3,204       5          10,365        8,663        20
      Marketing and advertising                              2,503         2,428       3           8,827        7,573        17
      Depreciation                                           3,203         3,005       7           9,484        8,154        16
      Office services                                        2,302         2,118       9           7,144        5,983        19
      Amortization of goodwill and core deposit
        intangibles                                          4,361         2,286      91          12,229        6,257        95
      Equipment                                                537           422      27           1,739        1,546        12
      Acquisition integration                                    1         1,083    (100)          1,323        1,109        19
      Other operating                                        4,920         2,772      77          12,567        9,259        36
                                                       ------------  ------------           ------------- ------------
         Total all other                                    33,478        27,178      23          98,199       76,087        29
                                                       ------------  ------------           ------------- ------------
         Total                                         $    73,984   $    61,369      21     $   219,143  $   175,104        25
                                                       ============  ============           ============= ============

SELECTED RATIOS
For the Period
      Return on average assets                                1.55 %        1.72     (10)           1.58 %       1.71 %      (8)
      Return on average shareholders' equity                 19.63         19.94      (2)          20.25        19.08         6
      Net interest margin                                     5.32          5.57      (4)           5.46         5.58        (2)
      Efficiency ratio                                       54.44         57.54      (5)          56.19        57.13        (2)
      Dividend payout ratio                                  24.33         26.83      (9)          24.88        28.33       (12)
      Cash return on average assets                           1.75          1.83      (4)           1.79         1.83        (2)
      Cash return on average shareholders' equity            29.13         22.88      27           30.09        22.47        34
      Cash efficiency ratio                                  51.23         55.41      (8)          53.06        55.09        (4)

Period End
      Tier 1 risk-based capital ratio                                                               7.85         7.98        (2)
      Total  risk-based capital ratio                                                              10.88        11.44        (5)
      Tier 1 leverage ratio                                                                         6.41         7.09       (10)
      Nonaccrual loans to total loans                                                               0.73         0.37         97
      Nonaccrual loans and ORE to total loans and ORE                                               0.73         0.41         78
      Allowance for credit losses to total loans                                                    2.17         2.69        (19)
      Allowance for credit losses to nonaccrual loans                                             296.90       719.69        (59)


         (Released to Business Wire this date)